Press Release

Liberator Medical Holdings, Inc. Acquires
Liberator Medical Supply, Inc.

 Friday, June 22nd, 2007.

Stuart, Florida June 22nd, 2007 /PRNewswire-FirstCall/– Liberator Medical Holdings, Inc. (OTCBB:LBMH.OB), a Nevada corporation, today announced that it has acquired Liberator Medical Supply, Inc., a provider of direct-to-consumer medical supplies to households throughout the United States.

Established in 2000, Liberator Medical Supply is a business which has grown a significant presence in the U.S. healthcare market through strategic use of multi-media national advertising. Driven by TV and print and supported by on-line fulfillment, its streamlined operations of  thirty-five employees  have built the Liberator brand through a relationship marketing model that provides consumers  suffering from chronic diseases with a convenient means of procuring ongoing medical supplies.

Mark Libratore, President and Chief Executive Officer of both Liberator Medical Holdings, Inc. and Liberator Medical Supply, Inc., stated,  “As a publicly-held company we will be able to consummate significant financing arrangements that have been established to fund Liberty Medical’s business plan.  We anticipate that with access to new capital markets we should be able to implement Liberty Medical’s marketing strategies and grow its business.”

About Liberator Medical Supply, Inc.

Liberator Medical Supply, Inc. is a national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider Accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. The Company is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 75% of its revenue comes from supplying products to meet the rapidly growing requirements of Diabetes, Urological, Ostomy and Mastectomy patients. The Company communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

Certain statements in this press release that are not historical, but are forward looking, are subject to known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services, commercial acceptance and viability of new services, pricing and competition, reliance upon subcontractors, the timing of new technology and product introductions, and the risk of early obsolescence. Further, Liberator Holdings is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control, such as announcements and product development by competing product and competing service providers.

SOURCE Liberator Medical Supply, Inc.
Mark Libratore
President and Chairman of the Board
+1-772-287-2414
investors@liberatormedical.com
www.liberatormedical.com